Exhibit 99.1

Main Street Announces Second Quarter 2021 Results

Second Quarter 2021 Net Investment Income of $0.62 Per Share

Second Quarter 2021 Distributable Net Investment Income of $0.66 Per Share

Net Asset Value of $23.42 Per Share

HOUSTON, Aug. 5, 2021 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the second quarter of 2021.

Second Quarter 2021 Highlights

  Net investment income of $42.4 million (or $0.62 per share)
  Distributable net investment income(1) of $45.2 million (or $0.66 per share)
  Total investment income of $67.3 million
  An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.4% on an annualized basis for the quarter and 1.4% for the trailing twelve month ("TTM") period ended June 30, 2021
  Net increase in net assets resulting from operations of $95.1 million (or $1.39 per share)
  Return on equity(2) of 24.2% on an annualized basis for the quarter and 20.8% for the trailing twelve month period ended June 30, 2021
  Net asset value of $23.42 per share at June 30, 2021, representing an increase of $0.77 per share, or 3.4%, compared to $22.65 per share at March 31, 2021 and $1.07 per share, or 4.8%, compared to $22.35 per share at December 31, 2020
  Declared monthly dividends totaling $0.615 per share for the third quarter of 2021, or $0.205 per share for each of July, August and September 2021, consistent with the monthly dividends paid for the third quarter of 2020 and the second quarter of 2021
  Completed $26.0 million in total lower middle market ("LMM") portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net decrease of $36.9 million in total LMM portfolio investments
  Completed $198.0 million in total private loan portfolio investments, which after aggregate repayments of debt principal and exits of equity investments from several private loan portfolio investments resulted in a net increase of $104.7 million in total private loan portfolio investments
  Net increase of $17.3 million in middle market portfolio investments
  Fully exited portfolio company equity investment in American Trailer Rental Group, LLC, realizing a gain of $17.0 million and resulting in a total internal rate of return of 28.1% and 1.7 times money invested on a cumulative basis including debt and equity investments

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased with our second quarter results, which we believe demonstrate the strength and momentum of our Main Street platform and the quality and strong performance of our diversified group of portfolio companies. The second quarter represented our third consecutive quarter of sequential growth in total investment income, with the total investment income for the quarter representing a significant increase from our pre-pandemic levels and with all components of income at or above pre-pandemic levels. Our second quarter performance resulted in distributable net investment income well in excess of our monthly dividends paid during the quarter and significantly higher than last year, and continued improvement in our net asset value per share. Our results also included a net increase in net assets from operations of $1.39 per share and an annualized return on equity for the quarter in excess of 24%, both of which are Main Street records. Our investment originations in our private loan strategy of $198 million also represented a record at Main Street for this strategy. As we look forward to the second half of the year, we are excited about our investment activities since quarter end and the size and quality of our current investment pipeline in both our lower middle market and private loan investment strategies, and believe we are very well positioned to continue to execute on these attractive investment opportunities due to our conservative capital structure and significant liquidity position."

Second Quarter 2021 Operating Results

The following table provides a summary of our operating results for the second quarter of 2021:

	Three Months Ended June 30,
	2021	2020	Change ($)	Change (%)
Interest income	$45,944	$41,574	$4,370	11%
Dividend income	18,619	7,795	10,824	139%
Fee income	2,731	2,638	93	4%
Total investment income	$67,294	$52,007	$15,287	29%

Net investment income	$42,395	$31,294	$11,101	35%
Net investment income per share	$0.62	$0.48	$0.14	29%

Distributable net investment income (1)	$45,154	$34,111	$11,043	32%
Distributable net investment income per share (1)	$0.66	$0.52	$0.14	27%

Net increase in net assets resulting from operations	$95,110	$43,369	$51,741	119%
Net increase in net assets resulting from operations per share	$1.39	$0.66	$0.73	111%

The $15.3 million increase in total investment income in the second quarter of 2021 from the comparable period of the prior year was principally attributable to (i) a $10.8 million increase in dividend income from investment portfolio equity investments, primarily due to improved operating results, financial condition and liquidity positions of certain of our portfolio companies, and (ii) a $4.4 million increase in interest income primarily due to higher average levels of investment portfolio debt investments. The $15.3 million increase in total investment income in the second quarter of 2021 also includes the impact of a $2.8 million increase from dividend income considered less consistent or non-recurring and income from accelerated prepayment, repricing and other activity on certain investment portfolio debt investments, when compared to the same period in 2020.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $22.1 million in the second quarter of 2021 from $17.9 million for the corresponding period of 2020. This increase in cash operating expenses was principally attributable to (i) a $2.5 million increase in interest expense and (ii) a $2.1 million increase in compensation expense, partially offset by a $0.8 million increase in expenses allocated to the External Investment Manager, as defined below. The increase in interest expense is primarily related to incremental borrowings from our unsecured notes offerings and the increase in compensation expense is primarily related to an increase in incentive compensation accruals, partially offset by a decrease in compensation expense resulting from the change in fair value of deferred compensation plan assets. Our Operating Expenses to Assets Ratio for the second quarter of 2021 was 1.4% on an annualized basis, consistent with the ratio for the same period of 2020.

The $11.1 million increase in net investment income and the $11.0 million increase in distributable net investment income(1), which is net investment income before non-cash, share-based compensation expense, in the second quarter of 2021 were both principally attributable to the increase in total investment income, partially offset by higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis(1) for the second quarter of 2021 both increased $0.14 per share compared to the second quarter of 2020 to $0.62 per share and $0.66 per share, respectively. Both increases include the impact of a greater number of average shares outstanding compared to the corresponding period in 2020 primarily due to shares issued (i) pursuant to our equity incentive plans, (ii) through our at-the-market, or ATM, program, and (iii) pursuant to our dividend reinvestment plan. Net investment income and distributable net investment income in the second quarter of 2021 on a per share basis also both include (i) an increase of $0.04 per share due to the increase in investment income considered less consistent or non-recurring and (ii) an increase of $0.01 per share due to decreased compensation expense resulting from the change in fair value of deferred compensation plan assets, in each case when compared to the second quarter of 2020 and as discussed above.

The $95.1 million net increase in net assets resulting from operations in the second quarter of 2021 represents a $51.7 million improvement from the second quarter of 2020. This was primarily the result of (i) a $31.3 million improvement in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), (ii) a $26.6 million increase in net realized gain from investments and (iii) an $11.1 million increase in net investment income as discussed above, partially offset by a $17.2 million increase in income tax provision. The $18.0 million net realized gain from investments for the second quarter of 2021 was primarily the result of (i) a net $14.7 million realized gain from the full exit of two LMM investments and (ii) a $6.2 million realized gain from the partial exit of a middle market investment, partially offset by a $3.1 million realized loss from the full exit of a middle market investment.

The following table provides a summary of the total net unrealized appreciation of $44.4 million for the second quarter of 2021:

Three Months Ended June 30, 2021
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period
	$ (5.3)	$ 0.6	$ -	$ -		$ (4.7)
Net unrealized appreciation (depreciation) relating to portfolio investments	36.4	(2.2)	5.2	9.7	(b)	49.1
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 31.1	$ (1.6)	$ 5.2	$ 9.7		$ 44.4

(a)	LMM includes unrealized appreciation on 33 LMM portfolio investments and unrealized depreciation on 14 LMM portfolio investments.
(b)

Other includes (i) $5.1 million of net unrealized appreciation relating to the other portfolio and (ii) $4.5 million of unrealized appreciation relating to the External Investment Manager, as defined below.

Liquidity and Capital Resources

As of June 30, 2021, we had aggregate liquidity of $772.8 million, including (i) $58.8 million in cash and cash equivalents, (ii) $686.0 million of unused capacity under our revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities, and (iii) $28.0 million of remaining Small Business Investment Company ("SBIC") debenture capacity.

Several details regarding our capital structure as of June 30, 2021 are as follows:

  Our Credit Facility included $855.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $1.2 billion.
  $169.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of July 1, 2021.
  $322.0 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 2.9% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was approximately 6.3 years.
  $300.0 million of notes outstanding that bear interest at a rate of 3.00% per year (the "3.00% Notes"). The 3.00% Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,604.8 million, or $23.42 per share.

Investment Portfolio Information as of June 30, 2021 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2021:

	As of June 30, 2021
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	69	39	69
Fair value	$ 1,341.3	$ 434.7	$ 863.6
Cost	$ 1,110.9	$ 473.2	$ 884.0
Debt investments as a % of portfolio (at cost)	66.9%	93.4%	94.9%
Equity investments as a % of portfolio (at cost)	33.1%	6.6%	5.1%
% of debt investments at cost secured by first priority lien	98.6%	97.0%	97.2%
Weighted-average annual effective yield (b)	11.4%	7.7%	8.4%
Average EBITDA (c)	$ 5.4	$ 74.3	$ 51.7

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 39%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies, one middle market portfolio company and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 176% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.7 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.9 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.7 to 1.0 and 2.9 to 1.0, respectively.(3) (4)

As of June 30, 2021, we had other portfolio investments in fourteen companies, collectively totaling $153.6 million in fair value and $170.6 million in cost basis, which comprised approximately 5.2% of our investment portfolio at fair value.

As of June 30, 2021, our investment in the External Investment Manager (as defined below) had a fair value of $121.7 million and a cost basis of $29.5 million, which comprised approximately 4.1% of our investment portfolio at fair value.

As of June 30, 2021, we had nine investments on non-accrual status, which comprised approximately 1.2% of the total investment portfolio at fair value and approximately 3.9% at cost. Our total portfolio investments at fair value were approximately 109% of the related cost basis as of June 30, 2021.

External Investment Manager
MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the "External Investment Manager"). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the second quarter of 2021, the External Investment Manager earned $4.2 million of management fee income for the services it provided to external parties, an increase of $1.9 million from the second quarter of 2020, and we allocated $2.6 million of total expenses to the External Investment Manager. The resulting dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $3.8 million, representing an increase of $1.6 million from the second quarter of 2020. The External Investment Manager ended the second quarter of 2021 with total assets under management of over $1.1 billion.

Second Quarter 2021 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 6, 2021 at 10:00 a.m. Eastern Time to discuss the second quarter 2021 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 13, 2021 and may be accessed by dialing 201-612-7415 and using the passcode 13721010#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2021 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward–looking and provide other than historical information, including but not limited to our ability to successfully source and execute on new portfolio investments, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward–looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$27,027	$19,327	$51,052	$38,800
Affiliate investments	11,005	7,207	22,511	15,371
Non-Control/Non-Affiliate investments	29,262	25,473	56,539	53,985
Total investment income	67,294	52,007	130,102	108,156
EXPENSES:
Interest	(14,400)	(11,898)	(28,206)	(24,338)
Compensation	(6,895)	(4,802)	(13,216)	(7,300)
General and administrative	(3,417)	(3,000)	(6,392)	(6,473)
Share-based compensation	(2,759)	(2,817)	(5,092)	(5,654)
Expenses allocated to the External Investment Manager	2,572	1,804	4,952	3,448
Total expenses	(24,899)	(20,713)	(47,954)	(40,317)
NET INVESTMENT INCOME	42,395	31,294	82,148	67,839
NET REALIZED GAIN (LOSS):
Control investments	(2,320)	1,606	(13,245)	(19,866)
Affiliate investments	13,913	-	9,110	(235)
Non-Control/Non-Affiliate investments	6,407	(10,190)	6,405	(10,348)
Realized loss on extinguishment of debt	-	-	-	(534)
Total net realized gain (loss)	18,000	(8,584)	2,270	(30,983)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	30,824	(6,825)	45,084	(42,235)
Affiliate investments	9,816	(8,123)	16,232	(29,289)
Non-Control/Non-Affiliate investments	3,801	28,112	17,124	(109,620)
SBIC debentures	-	-	-	460
Total net unrealized appreciation (depreciation)	44,441	13,164	78,440	(180,684)
INCOME TAXES:
Federal and state income, excise and other taxes	(656)	(550)	(1,289)	(255)
Deferred taxes	(9,070)	8,045	(9,118)	16,015
Income tax benefit (provision)	(9,726)	7,495	(10,407)	15,760
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$95,110	$43,369	$152,451	$(128,068)
NET INVESTMENT INCOME PER SHARE-BASIC AND DILUTED	$0.62	$0.48	$1.20	$1.04
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE-BASIC AND DILUTED	$1.39	$0.66	$2.23	$(1.97)
WEIGHTED AVERAGE SHARES OUTSTANDING-BASIC AND DILUTED	68,514,683	65,303,580	68,321,701	64,920,025

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Investments at fair value:
Control investments	$1,209,793	$1,113,725
Affiliate investments	387,476	366,301
Non-Control/Non-Affiliate investments	1,375,001	1,204,840
Total investments	2,972,270	2,684,866
Cash and cash equivalents	58,796	31,919
Interest receivable and other assets	54,386	49,761
Deferred financing costs, net	4,703	2,818
Total assets	$3,090,155	$2,769,364
LIABILITIES
Credit facility	$169,000	$269,000
SBIC debentures (par: $322,000 and $309,800 as of June 30, 2021 and December 31, 2020, respectively)	314,828	303,972
5.20% Notes due 2024 (par: $450,000 as of both June 30, 2021 and December 31, 2020)	451,544	451,817
4.50% Notes due 2022 (par: $185,000 as of both June 30, 2021 and December 31, 2020)	184,140	183,836
3.00% Notes due 2026 (par: $300,000 as of June 30, 2021)	295,230	-
Accounts payable and other liabilities	21,709	20,833
Payable for securities purchased	11,226	-
Interest payable	11,878	8,658
Dividend payable	14,049	13,889
Deferred tax liability, net	11,710	2,592
Total liabilities	1,485,314	1,254,597

NET ASSETS
Common stock	685	677
Additional paid-in capital	1,637,583	1,615,940
Total undistributed (overdistributed) earnings	(33,427)	(101,850)
Total net assets	1,604,841	1,514,767
Total liabilities and net assets	$3,090,155	$2,769,364
NET ASSET VALUE PER SHARE	$23.42	$22.35

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net investment income	$42,395	$31,294	$82,148	$67,839
Share-based compensation expense	2,759	2,817	5,092	5,654
Distributable net investment income (1)	$45,154	$34,111	$87,240	$73,493

Per share amounts:
Net investment income per share -
Basic and diluted	$0.62	$0.48	$1.20	$1.04
Distributable net investment income per share -
Basic and diluted (1)	$0.66	$0.52	$1.28	$1.13

MAIN STREET CAPITAL CORPORATION
Endnotes

(1)  Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)  Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the three month and trailing twelve-month periods ended June 30, 2021.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, COO, jmorris@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600